Tender Offer with Fee 1.5% Solicitation Fee ($15.00 per $1000)

To:      Reorganization, Corporate Actions and Convertible Bond Departments

Re:      Tender Offer for
         Orckit Communications Ltd.
         5.75% Convertible Subordinated Notes due April 1, 2005

         CUSIP Numbers:  685725AA1, 685725AB9

Date:    December 2, 2002

Deadline Date:  5:00 P.M. New York City time, December 31, 2002
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         Orckit Communications Ltd. is offering to purchase the
above-referenced Notes for cash.

I.  MAILING TO BENEFICIAL OWNERS

         Please send the following materials ("Materials") to all of your clients who hold the above-referenced Bonds:

1.       Company Letter to Noteholders (IVORY)
2.       Offer to Purchase of Orckit Communications Ltd. (WHITE);
3.       Noteholder's Instructions Form (BLUE); and
4.       Broker's Letter to Client (BLUE).

II.      MAILING TO BROKERS

         Please mail the Materials and the enclosed Solicitation Fee Payment Request Form (GOLD) to the brokers of all of your beneficial owner clients who own the Notes. Alternatively, you may inform these brokers that the Materials and processing fee form are available on the internet at www.bondcom.com/orckit.

III.     ALL DOCUMENTS AVAILABLE ON THE INTERNET.  USE Web Links!!!

         The Materials for this tender offer are available on the internet at www.bondcom.com/orckit. We encourage you and your staff to utilize web links to the site as a means to speed delivery of these important documents.

IV.      PROCESSING Fees and Mailing Expenses

         A. Mailing Reimbursement: Orckit Communications Ltd. will reimburse your firm for its out-of-pocket expenses incurred in forwarding the Materials listed above to your clients. Such reimbursement will be at levels established by the New York Stock Exchange. Requests for reimbursement must be received no later than 10 business days after the Deadline Date by our information agent at the following address:

                        Bondholder Communications Group
                              Attn: Ruth Campbell
                          30 Broad Street, 46th Floor
                              New York, NY 10004
                                    U.S.A.
                      Tel: 1-212-809-2663 Fax: 1-212-422-0790
                         E-Mail: rcampbell@bondcom.com

         B. Processing (Solicitation) Fees: Orckit Communications Ltd. will pay a solicitation fee, as described in the enclosed Solicitation Fee Payment Request Form, to certain authorized employees of eligible institutions. Subject to the terms described in the Solicitation Fee Payment Request Form, the fee paid will be $15.00 per $1,000 for all of such employee's customer's Notes tendered and accepted pursuant to the Orckit Communications Ltd. tender offer. Completed Solicitation Fee Payment Request Forms must be received by the information agent at the above address by the 10th business day after the Deadline Date.

         If you have any questions or need additional Materials, please contact Ruth Campbell of Bondholder Communications Group at 1-212-809-2663.